Exhibit 4.1

                          FIRST SUPPLEMENTAL INDENTURE


         THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of May 15, 2007, is entered into by and among Electroglas, Inc., a Delaware corporation (the "Company"), Electroglas International, Inc., a Delaware corporation (the "Guarantor") and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture dated as of March 23, 2007 (the "Indenture"), providing for the issuance by the Company of its 6.25% Convertible Senior Subordinated Secured Convertible Notes due 2027 (the "Notes");

         WHEREAS, Section 11.1 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee, may enter into a supplemental indenture without notice to or the consent of any Holder to add to the covenants, restrictions or conditions as the Board of Directors shall consider to be for the benefit of the holders of Notes;

         WHEREAS, the Board of Directors of the Company considers the changes herein to be for the benefit of the holders of Notes; and

         WHEREAS, all other acts and things necessary to make this Supplemental Indenture a valid, binding and enforceable instrument and all of the conditions and requirements set forth in Section 9.02 of the Indenture have been performed and fulfilled and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

         NOW, THEREFORE, in consideration of the premises and notwithstanding any provisions of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties have executed and delivered this Supplemental Indenture, and the Company does hereby covenant and agree with the Trustee for the benefit of the Holders, from time to time, of the Notes issued under the Indenture, as follows:

                                    AGREEMENT

         1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. Amendment and Restatement of Second Paragraph of Section 16.1. The second paragraph of Section 16.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "In addition, Notes shall be purchased by the Company at the option of the holder on March 26, 2011, March 26, 2015, March 26, 2016, March 26, 2019, March 26, 2021 and March 26, 2023 (each, also a "Repurchase Date"), at the Repurchase Price."


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         3. Amendment and Restatement of Second Sentence of Section 16.2(a). The
second sentence of Section 16.2(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

         "The Company shall issue a press release with respect to any Repurchase Event and each Repurchase Date and shall use commercially reasonable efforts to have such press release available on Bloomberg Business News
         (i) no later than the date of mailing of such Company Notice, with respect to any such Repurchase Event, and (ii) no later than sixty (60) calendar days prior to each Repurchase Date."

         4. Amendment to Note. In each place in the Notes and the Form of Note where the dates "March 26, 2011, March 26, 2016 and March 26, 2021" appear, such reference and dates shall be changed to "March 26, 2011, March 26, 2015, March 26, 2016, March 26, 2019, March 26, 2021 and March 26, 2023".

         5. Concerning the Trustee. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture, as supplemented by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders of the Notes agree from time to time and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.

         6.  Miscellaneous.

             (a) Except as hereby expressly amended, the Indenture is in all respect ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

             (b) THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

             (c) All agreements of the Company and the Guarantor in this Supplemental Indenture shall bind each of its respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

             (d) If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

             (e) The titles and heading of the sections of this Supplemental Indenture are for convenience only and shall not affect the construction hereof.


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             (f) This  Supplemental  Indenture may be executed in  counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

             (g) In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

                            [Signature Page Follows]



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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed all as of the date first above written.

                                           ELECTROGLAS, INC.


                                           By: /s/ Thomas E. Brunton
                                               ---------------------------------
                                           Name: Thomas E. Brunton
                                           Title: Chief Financial Officer


                                           ELECTROGLAS INTERNATIONAL, INC.


                                           By: /s/ Thomas M. Rohrs
                                               ---------------------------------
                                           Name: Thomas M. Rohrs
                                           Title: Chief Executive Officer


                                           THE BANK OF NEW YORK TRUST
                                           COMPANY, N.A.,
                                            as Trustee


                                           By: /s/ Raymond Torres
                                               ---------------------------------
                                                     Authorized Signatory


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